Exhibit 99.1

CONTACT: InvestorRelations@getcosi.com
Così, Inc. Reports 2015 Period 9 and Third Quarter Comparable Restaurant Sales
BOSTON, OCTOBER 7, 2015 (GLOBE NEWSWIRE) – Così, Inc. (NASDAQ: COSI), the fast casual restaurant company, today reported that estimated system-wide comparable restaurant sales for the third quarter of 2015, as measured for restaurants in operation for more than 15 months, recorded an aggregate decline of -0.3% as compared to the third quarter of 2014.

The breakdown in estimated comparable restaurant sales between Company-owned and franchise-owned restaurants for the third quarter of 2015 is as follows:

	4 Weeks Ended	13 Weeks Ended
	Sept 28, 2015	Sept 28, 2015
Company-Owned*	-4.5%	-0.3%
Franchise	-1.7%	-0.2%
System-Wide	-3.6%	-0.3%

*Does not include Hearthstone locations. Comparable locations are defined as restaurants in operation for more than 15 months as Company-owned locations.
Comparable restaurant sales for the third quarter of 2015 as compared to the third quarter of 2014 were distorted by certain non-recurring events, including:
•
The impact to the 4 Weeks Ended September 28, 2015, resulting from the year over year shift of the Labor Day holiday, on comparable restaurant sales of Company-owned and franchise restaurants has been estimated to be -2.3% and -1.7%, respectively.

•
Business interruptions resulting from the Pope's visit on September 22–26, 2015 negatively impacted 30% of our Company-owned restaurants. The estimated impact to the 4 Weeks Ended September 28, 2015, and the 13 Weeks Ended September 28, 2015, on comparable restaurant sales of Company-owned locations has been estimated to be -0.9% and -0.3%, respectively.

•
Termination of a Franchise Agreement resulted in the closure of two franchise locations in California prior to the end of the 2015 third quarter.  The estimated impact to the 13 Weeks Ended September 28, 2015, on comparable restaurant sales of franchise locations has been estimated to be -0.7%. These restaurants have been excluded from the Period 9 2014 and 2015 comparable restaurants base.

"I continue to be encouraged by the progress we are seeing in restaurants where the Hearthstone Model has been fully implemented. While I am disappointed in the overall sales results this quarter, I am confident about the momentum I continue to see," stated RJ Dourney, Cosi's

President and CEO. "We continue to receive positive feedback from our guests in these markets, and we are ready to invite our guests back while we continue to layer all the levers of our strategy throughout the rest of the system," Dourney went on to say.  Dourney then addressed the franchisee system, stating "One of our priorities is to ensure that our franchise restaurants uphold the integrity of our brand and are profitable. We are prepared to make tough calls when necessary, as we continue welcoming new franchise partners into the system. I am also excited at the continued growth of our existing franchise system and the opening of our new franchise restaurant in the DC area."

About Così, Inc.
Così® (http://www.getcosi.com) is a national fast casual restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open-flame stone-hearth ovens prominently located in each of the restaurants. Così's warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 79 Company-owned and 30 franchise restaurants operating in fifteen states, the District of Columbia, Costa Rica and the United Arab Emirates. The Così vision is to become America's favorite fast casual restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Così® menu features Così® sandwiches, freshly-tossed salads, bowls, breakfast wraps, melts, soups, Squagels®, flatbread pizzas, S'mores, snacks and other desserts, and a wide range of coffee and coffee-based drinks and other specialty beverages. Così® restaurants are designed to be welcoming and comfortable with an eclectic environment. Così's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

"Così," "(Sun & Moon Design)" and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2015 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the results being reported in this release are unaudited and subject to change; the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, "mad cow disease" and avian influenza or "bird flu"; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees' ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.

Miguel Rossy-Donovan
Chief Financial Officer
(857) 415-5020